AMENDMENT TO

AMENDED AND RESTATED

REVOLVING CREDIT AGREEMENT

This AMENDMENT TO AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT (the “Amendment”) is entered into as of July 31, 2018 by and between COMMONWEALTH INTERNATIONAL SERIES TRUST, a Massachusetts business trust (the “Borrower”) and FIFTH THIRD BANK, an Ohio banking corporation (the “Bank”).

WHEREAS, the Borrower and the Bank entered into a certain Amended and Restated Revolving Credit Agreement dated as of August 1, 2012, as amended from time to time (the “Agreement”); and

WHEREAS, the Borrower and Bank mutually desire to amend the Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Modifications to the Agreement.

1.1.        Except as otherwise defined herein, capitalized terms used and not defined herein shall have the meanings assigned to them in the Agreement as amended hereby.

1.2.        On the date of this Amendment, Borrower agrees to pay to Bank an upfront commitment fee equal to $2,000.00.

1.3.        The first sentence of Section 2.5 of the Agreement is hereby amended and restated to read in its entirety as follows:

Section 2.5 Term of Facility. Except as otherwise provided in this Section 2.5, the term of the Facility shall expire on July 31, 2020, and the entire outstanding principal balance of the Note, and all accrued interest, shall become due and payable not later than that date in the event that any principal or accrued interest has not been previously repaid.

1.4.        Section 2.9 of the Agreement is hereby amended and restated to read as follows:

Section 2.9 Unused Fee. So long as this Agreement is in effect, Borrower shall pay to Lender an unused commitment fee at an annual rate equal to 0.275% of that portion of the Facility that is not outstanding on each day (the “Unused Facility Fee”), which shall be payable on the first (1st) day of each calendar quarter in arrears for the previous calendar quarter with a final payment due on the termination of this Agreement.

Section 2. Miscellaneous Provisions.

2.1.        Borrower hereby ratifies and agrees that except for this Amendment, all provisions of the Agreement and all other agreements and instruments executed by Borrower in connection with the Agreement remain in full force and effect.

2.2.       This Amendment is an instrument in writing as contemplated by Section 8.3 of the Agreement, it may be executed in counterparts, each of which will be an original and all of which will constitute a single agreement and is effective to modify the Agreement as set forth herein.

2.3.       From and after the effective date of this Amendment, all references to the Agreement, in the Agreement and in each of the other Loan Documents shall be deemed to be references to the Agreement as amended pursuant to this Amendment.

2.4.       This Amendment shall be binding upon and inure to the benefit of the respective legal representatives, successors and assigns of the parties hereto; however, neither Borrower nor Bank may assign any of its respective rights or delegate any of its respective obligations hereunder without the prior written consent of the other.

2.5.       Bank and Borrower expressly agree that the obligations of Borrower hereunder, and under the Agreement, shall not be binding upon any of Borrower’s directors, shareholders, nominees, officers, agents or employees personally. The execution and delivery of this Amendment has been authorized by Borrower’s directors, and this Amendment has been signed and delivered by an authorized officer of Borrower, acting as such, and neither such authorization by the directors nor such execution and delivery by the directors nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally.

IN WITNESS WHEREOF, Borrower and Bank have executed this Amendment to Amended and Restated Revolving Credit Agreement by their duly authorized officers as of the date first above written.

COMMONWEALTH INTERNATIONAL SERIES TRUST

By:
Robert W. Scharar, President

STATE OF TEXAS	)
	)	SS:
COUNTY OF HARRIS	)

The foregoing instrument was acknowledged before me this 12th day of September, 2018, by Robert W. Scharar, President of Commonwealth International Series Trust, on behalf of the Trust.

Notary Public
My Commission Expires: 7-08-21

FIFTH THIRD BANK

By:
Cheri Padgett, Assistant Vice President

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